1114 Avenue of the Americas, Suite 2800
New York, NY 10036-7703
ROUSE	T: 212-608-5108 F: 212-575-1386
PROPERTIES	ROUSEPROPERTIES.COM | NYSE: RSE

EXHIBIT 10.25

March 2, 2012
Ms. Susan Elman
XXX

Dear Susan:
Rouse Properties, Inc.is pleased to extend to you an offer of employment for the position of Executive Vice President and General Counsel, reporting to Andrew Silberfein, President and Chief Executive Officer. Your position will be located in our New York office, and we anticipate your start date will be no later than April 2, 2012. Your responsibilities as Executive Vice President and General Counsel shall include the management of all legal functions of the Company and various reporting functions to the Board of Directors.
The following are the details of your offer:
Base Salary
Your annual base compensation will be US$400,000 less applicable taxes and withholdings.
Incentives
You will be eligible to participate in the Company’s Incentive Compensation Plan (“Bonus Plan”). Participation in the Bonus Plan entitles you to a share of a pool determined in accordance with the terms of the Bonus Plan. Your target award opportunity will be 50% of base Salary. Your actual award will be determined in accordance with the terms of the Bonus Plan, subject to adjustment by the Board of Directors ("Board"). For the year ended December 31, 2012, your award will be guaranteed to be US$200,000, payable at the same time as the annual incentives are paid to other members of the executive team .Awards under this Bonus Plan are not earned unless you are actively employed with the Company on the date of payment.
You will receive a one-time award of US$150,000 payable in Restricted Stock upon commencement of employment with the Company. This award is intended to replace unvested equity awards outstanding with your current employer. This award of Restricted Stock is governed by the Company's Equity Incentive Plan (the "Plan") and subject to the terms and conditions set forth in the Plan. This award will vest evenly over five (5) years, commencing with the first anniversary of award. This Restricted Stock will become fully vested in the event you are terminated without cause.
Option Award
You will be eligible to receive an annual award of Options to purchase common stock of the Company under the Plan based on the Company's financial results and your individual performance. These options are ten-year non-qualified options to purchase common shares of the Company and vest evenly over five (5) years, commencing with the first anniversary of award. Your target award will be expressed in terms of dollars at work (''Leverage"). The number of options awarded will be calculated as Leverage divided by the price per share of the common stock on the date the Board of Directors approves or determines annual option grants for senior executives of the Company generally.

1114 Avenue of the Americas, Suite 2800
New York, NY 10036-7703
ROUSE	T: 212-608-5108 F: 212-575-1386
PROPERTIES	ROUSEPROPERTIES.COM | NYSE: RSE

Your first award is expected to be on or before April 2, 2012, with the specific date to be determined by the Board of Directors of the Company. The number of options awarded will be calculated based on target Leverage of US $1,125,000 divided by the market price at the time of the award.

Commencing January 2013, you will be eligible for an annual option award targeted at Leverage of 1.5 times Base Salary. All awards will be made in accordance with the terms of the Plan and are subject to approval by the Board. The target Leverage may vary depending on the specific plan.
Severance
Should you be terminated without cause, you would be eligible for a severance payment equivalent to 6 months of base salary and a prorated bonus for the year of termination.
Vacation
You will be granted four weeks of vacation per year to be taken in accordance with Company policy at that time.
Benefits
You will be eligible to participate in benefit plans available to employees of the Company which include Medical/Rx, Dental, Vision, Life and Disability benefits and effective on the first day of the month following a full month of service. During your first week of employment, a Human Resources Representative will contact you to assist you with the enrollment process.
Commencing on the first day of your employment, you will also be eligible to participate in the 401(k) plan. If you do not make a specific election within 45 days of your start date you will be automatically enrolled into the 40l(k) plan at a contribution rate of 1%.
The Company reserves the right to change, modify or eliminate the current benefits in its sole discretion.
At-Will Employment
This offer letter does not constitute, and may not be construed as, a commitment to employment for any specific duration. Your employment with the Company will be at-will, which means that you may leave the Company or the Company may require that you leave its employ, at any time and for any reason. The at-will status of your employment may not be altered in any way by any oral or written statement made by any employee of the Company, except for an express written agreement to such effect signed by you and an authorized representative of the Company .
Employment Eligibility Verification
In accordance with federal immigration law, you will need to provide your authorization to work in the United States when you start. Please be prepared to produce documents to prove your identity and employment eligibility in the United States. For a list of acceptable documents, refer to the I-9 Form enclosed.
Code of Business Conduct and Ethics
It has always been our policy that all our activities should be conducted with the highest standards of honesty and integrity and in compliance with all legal and regulatory requirements. As such, you will agree to adhere to our Code of Business Conduct and Ethics and Ethics and Employee Conduct Guidelines. You will be required to sign an annual statement of compliance.

1114 Avenue of the Americas, Suite 2800
New York, NY 10036-7703
ROUSE	T: 212-608-5108 F: 212-575-1386
PROPERTIES	ROUSEPROPERTIES.COM | NYSE: RSE

Employee Representations
You represent and warrant to the Company that: (i) the acceptance of this offer of employment by you will not violate any employment agreement. non-compete agreement, non-solicitation agreement or confidentiality agreement to which you are a party or by which you arc bound, (ii) you have not taken any documentation. property or confidential materials of any kind from any prior company with whom you have been associated without permission, (iii) you will devote your entire professional time and attention to this role and you will not engage in any other business or paid employment without prior written consent from the Company and (iv) you have received, read and agree to comply with the Code of Business Conduct and Ethics and our Personal Trading Policy and agree to follow all standard policies.
Confidentiality
In your position, you will have access to and be dealing with confidential information with respect to public companies. All securities transactions must be reported on insider reports if applicable. You agree to treat as confidential and shall not, directly or indirectly disclose to any person, firm, association or corporation or use for your own benefit or gain any confidential or privileged information relating to the business of the Company or its subsidiaries or affiliates, whether during the period of your employment with the Company or thereafter, provided that your disclosure of confidential or privileged information in the course of fulfilling your duties to the Company or its affiliates as prescribed by this offer of employment shall not be considered to be a breach of the foregoing provision and provided further that the forgoing provision is subject to any disclosure required by law (provided that you provide the Company with advance written notice of such requirement (to the extent permitted by law) and reasonably co-operate with the Company should it seek to limit such disclosure). Breach of confidentiality is a serious matter and could result in termination for cause. Upon cessation of employment for any reason, you agree to return all Corporate property, both in electronic and paper form and including all client records, product information, business plans etc. and you agree not to retain any copies.
Susan, I am pleased that you are considering joining and hope that you find the opportunity exciting and challenging. If there are any questions or problems, please feel free to call me to discuss them at any time. If you are in agreement with the terms and conditions of this offer, I would appreciate you signing the enclosed copy of this letter thereby indicating your acceptance of employment. This employment offer is made contingent upon your successful completion of the pre-employment background check, reference check, and drug test, and provision of all necessary documents.
Yours truly,
/s/ ANDREW SILBERFEIN
Andrew Silberfein
President & Chief Executive Officer

I understand and am in agreement with the above terms and conditions of my prospective employment including the employee representations. In addition, I consent to references and a background check. I acknowledge that this letter embodies our entire employment arrangement. My acceptance of this offer is made voluntarily and after careful consideration.
Dated this 9 day of March, 2012

/s/ SUSAN ELMAN
Susan Elman

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